Exhibit 4.6

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

OF

JACKSON FINANCIAL INC.

dated as of July 17, 2020

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.1.	Certain Defined Terms	1
Section 1.2.	Other Definitional Provisions	8
Section 1.3.	Methodology for Calculations	8

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1.	Board	8
Section 2.2.	Removal	10
Section 2.3.	Voting	10
Section 2.4.	Consent Rights	10
Section 2.5.	Financial Information	12
Section 2.6.	Termination of Rights Upon IPO	12

ARTICLE III

TRANSFERS

Section 3.1.	Restrictions on Transfer	13
Section 3.2.	Right of First Refusal	14
Section 3.3.	Tag-Along Right	16
Section 3.4.	Drag-Along Right	19
Section 3.5.	IPO Cooperation	21

ARTICLE IV

EQUITY PURCHASE RIGHTS

Section 4.1.	Equity Purchase Rights	22
Section 4.2.	Termination of Equity Purchase Rights	23

ARTICLE V

MISCELLANEOUS

Section 5.1.	Certificate of Incorporation and By-Laws	23
Section 5.2.	Termination	23
Section 5.3.	Confidentiality	23

i

ii

THIS STOCKHOLDERS AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered as of July 17, 2020, by and among Jackson Financial Inc., a Delaware corporation (the “Company”), Prudential (US Holdco 1) Limited, a UK limited company (“Parent”), Athene Life Re Ltd., a Bermuda Class E insurer under the Bermuda Insurance Act 1978 (“Kate Investor”), and any Person who becomes a party hereto after the date hereof pursuant to Section 3.1(c) (each of the foregoing, excluding the Company, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, immediately prior to the date hereof, Parent owned all of the issued and outstanding capital stock of the Company;

WHEREAS, the Company (formerly, Brooke (Holdco1) Inc.) and Kate Investor have entered into an Investment Agreement, dated as of June 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Investment Agreement”), pursuant to which the Company issued and sold to Kate Investor, and Kate Investor purchased from the Company (the “Investment”), eighty-seven (87) shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and thirteen (13) shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”);

WHEREAS, the Company and Kate Investor have entered into a Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), pursuant to which certain registration rights have been granted to Kate Investor, upon the terms and subject to the conditions set forth in the Registration Rights Agreement; and

WHEREAS, in connection with the Investment, the Company and the Stockholders desire to set forth certain terms and conditions regarding the ownership of Equity Securities, including certain restrictions on the Transfer of such securities, and the management of the Company and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.      Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, that in no event shall (i) any pooled investment vehicle, fund, managed account or other client to which Apollo Global Management, Inc. or any of its respective Affiliates or Subsidiaries provides investment advice or otherwise serves in a fiduciary capacity or (ii) any portfolio company in which the entities described in clause (i) directly or indirectly hold investments be deemed an Affiliate of Kate Investor.

“Agreement” has the meaning assigned to such term in the preamble.

“beneficial owner” or “beneficially own” has the meaning assigned such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock or other Equity Securities of the Company shall be calculated in accordance with the provisions of such Rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Lansing, Michigan or New York, New York are required or authorized by Law to remain closed.

“By-Laws” means the By-Laws of the Company, as amended from time to time.

“CEO” means the Chief Executive Officer of the Company in office from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time.

“Class A Common Stock” has the meaning assigned to such term in the recitals.

“Class B Common Stock” has the meaning assigned to such term in the recitals.

“Closing” means the closing pursuant to the Investment Agreement.

“Closing Date” means July 17, 2020.

“Code” means the United States Internal Revenue Code of 1986.

“Common Stock” means the Company’s common stock, par value $0.01 per share, including the Class A Common Stock and the Class B Common Stock.

“Common Stock Equivalent” means all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) shares of Common Stock or other equity securities of the Company (including any notes or other debt securities convertible into or exchangeable for shares of Common Stock or other equity securities of the Company).

“Company” has the meaning assigned to such term in the preamble.

“Competitor” means the Persons listed on Schedule 1.1; provided that the Company shall be permitted to update Schedule 1.1 from time to time after the date hereof to add any Persons that the Board reasonably and in good faith determines have become competitors of the Company in the U. S. retirement product sector, in which case the updated Schedule 1.1 shall be deemed to replace the version of Schedule 1.1 then in effect with no consent or action required on behalf of any of the Stockholders.

“control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled,” “controlled by,” “under common control with” and “controlling” shall have correlative meanings.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Director” means any member of the Board.

“Dragged Stockholder” has the meaning assigned to such term in Section 3.4(a).

“Drag-Along Notice” has the meaning assigned to such term in Section 3.4(e).

“Drag-Along Transaction” has the meaning assigned to such term in Section 3.4(a).

“Equity Securities” means (i) any and all shares of Common Stock or other equity securities of the Company and (ii) any and all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) such shares or other equity securities of the Company (including any notes or other debt securities convertible into or exchangeable for such shares or other equity securities of the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exiting Stockholder” has the meaning assigned to such term in Section 3.4(a).

“Fair Market Value” means the fair market value of any specified securities or other assets as determined in good faith by the Board (or any committee authorized by the Board).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

“Information” means all information about the Company, any of its Subsidiaries or any Stockholder or Affiliate thereof that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by or relating to the Company, its Subsidiaries or any Stockholder in connection with the matters contemplated by the Investment Agreement or any other Transaction Agreement (in any such case, whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise), together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives in violation of this Agreement, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to such Stockholder’s knowledge, is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation, (iii) is independently developed by a Stockholder or its Representatives or Affiliates on its own behalf without use of any Information or (iv) is provided to Kate Investor or its Permitted Transferees or Affiliates in connection with the Kate Investor’s reinsurance agreement with Jackson National Life Insurance Company (which shall be governed by such reinsurance agreement).

“Investment” has the meaning assigned to such term in the recitals.

“Investment Agreement” has the meaning assigned to such term in the recitals.

“IPO” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, demerger, spin-off, split-off, direct listing, or other similar transaction that results in the public listing of any Equity Securities or any equity securities of a direct or indirect parent of the Company (other than Prudential plc).

“Issuance Notice” has the meaning assigned to such term in Section 4.1(b).

“Kate Investment Vehicle” means any investment fund, investment vehicle or holding company in which Athene Holding Ltd. or any of its Subsidiaries holds an economic interest and which investment fund, investment vehicle or holding company is primarily invested in insurance-related businesses.

“Kate Investor” has the meaning assigned to such term in the preamble.

“Kate Observer” has the meaning assigned to such term in Section 2.1(b).

“Law” means any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Body.

“New Securities” means any Equity Securities or any Subsidiary Equity Securities issued by the Company or any Subsidiary of the Company following the Closing, other than (i) Equity Securities or Subsidiary Equity Securities issued to employees or officers (including any Equity Securities or Subsidiary Equity Securities issued upon exercise of options) pursuant to a management incentive plan or any other stock option, employee stock purchase or similar equity-based plans (including the purchase of Common Stock by management stockholders (for the avoidance of doubt, other than Directors) following the Closing as part of a management offering made pursuant to Section 701 of the Securities Act or another exemption from registration under the Securities Act) approved by the Board, (ii) Equity Securities or Subsidiary Equity Securities issued solely as consideration for a bona fide third party acquisition, investment involving the purchase by the Company and its Subsidiaries of a ten percent (10%) or more interest in a third party, joint venture or similar transaction, in each case that is duly approved by the Board (or the applicable Subsidiary’s board of directors or equivalent governing body), (iii) Equity Securities or Subsidiary Equity Securities issued pursuant to an IPO, (iv) Equity Securities or Subsidiary Equity Securities issued in connection with a pro rata stock split, stock dividend or similar transaction, (v) shares of Common Stock issued to Kate Investor or its Permitted Transferees, (vi) Equity Securities or Subsidiary Equity Securities issued upon the exercise or conversion of any Common Stock Equivalents (or the equivalent with respect to any Company Subsidiary) where such Common Stock Equivalents were the subject of an Issuance Notice under Section 4.1 and (vii) Subsidiary Equity Securities issued to the Company or another wholly owned Subsidiary of the Company.

“Outstanding Capital Shares” means, at any time, the total number of shares of Common Stock issued and outstanding as of such time.

“Parent” has the meaning assigned to such term in the preamble.

“Permitted Transferee” means, with respect to Kate Investor and its Permitted Transferees, (i) any Affiliate of Kate Investor and (ii) any Kate Investment Vehicle; provided that any such Transferee satisfies the conditions set forth in Section 3.1(c); provided, further, that in no event shall the Company or any of its Subsidiaries constitute a “Permitted Transferee” of Kate Investor or its Permitted Transferees.

“Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

“Preemptive Rights Recipients” has the meaning assigned to such term in Section 4.1(a).

“Pro Rata Portion” means:

(i)            for purposes of Section 3.3(c), with respect to the Tag-Along Participants in the aggregate or the Transferring Stockholder, the number of Equity Securities equal to the product of (A) the total number of Equity Securities to be Transferred to the proposed Transferee that the proposed Transferee has elected to purchase and (B) the fraction determined by dividing (x) the total number of shares of Common Stock proposed to be Transferred by all of the Tag-Along Participants in the aggregate (up to the number of shares of Common Stock representing such Tag-Along Participants’ Tag-Along Percentage) or the Transferring Stockholder, as applicable, by (y) the total number of shares of Common Stock proposed to be Transferred by (1) all of the Tag-Along Participants who have delivered Tag-Along Acceptance Notices with respect to such shares of Common Stock in response to the particular Transfer Notice (up to the number of shares of Common Stock representing such Tag-Along Participants’ Tag-Along Percentage), (2) the Transferring Stockholder and (3) any employees of the Company or its Subsidiaries who are entitled to tag-along rights pursuant to the terms of any applicable equity award grant, management incentive plan or any management stockholder agreement with the Company, in each case that is approved by the Board, to which such employee is a party and who have elected to participate in such Transfer; and

(ii)           for purposes of Section 4.1, with respect to the Preemptive Rights Recipients in the aggregate, on any date on which an allocation is made by the Company, the number of New Securities equal to the product of (A) the total number of New Securities being allocated and (B) the fraction determined by dividing (x) the number of Outstanding Capital Shares beneficially owned by all Preemptive Rights Recipients on the date on which such allocation is made by the Company by (y) the total number of Outstanding Capital Shares as of such date.

“Purchase Offer” has the meaning assigned to such term in Section 3.2(b).

“Registration Rights Agreement” has the meaning assigned to such term in the recitals.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives.

“ROFR Exercise Period” has the meaning assigned to such term in Section 3.2(c).

“ROFR Initiator” has the meaning assigned to such term in Section 3.2(a).

“ROFR Initiator Notice” has the meaning assigned to such term in Section 3.2(b).

“ROFR Notice” has the meaning assigned to such term in Section 3.2(c).

“ROFR Proposed Transfer” has the meaning assigned to such term in Section  3.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” has the meaning assigned to such term in the preamble.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Subsidiary Equity Securities” means (i) any and all shares of capital stock or other equity securities of any Subsidiary of the Company and (ii) any and all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), such shares or other equity securities of such Subsidiary of the Company (including any notes or other debt securities convertible into or exchangeable for such shares or other equity securities of such Subsidiary of the Company).

“Tag-Along Acceptance Notice” has the meaning assigned to such term in Section 3.3(c).

“Tag-Along Participants” has the meaning assigned to such term in Section 3.3(a).

“Tag-Along Percentage” has the meaning assigned to such term in Section 3.3(c). “Tag-Along Securities” has the meaning assigned to such term in Section 3.3(b).

“Tag-Along Transaction” has the meaning assigned to such term in Section 3.3(a).

“Third-Party Offeror” has the meaning assigned to such term in Section 3.2(b).

“Transaction Agreements” means, collectively, this Agreement, the Investment Agreement and the Registration Rights Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person. The noun “Transfer” has a meaning correlative to the foregoing.

“Transfer Notice” has the meaning assigned to such term in Section 3.3(b).

“Transfer Price” has the meaning assigned to such term in Section 3.2(b).

“Transfer Shares” has the meaning assigned to such term in Section 3.2(b).

“Transferee” means any Person to whom any Stockholder Transfers Equity Securities in accordance with the terms hereof.

“Transferring Stockholder” has the meaning assigned to such term in Section 3.3(a).

SECTION 1.2.      Other Definitional Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

SECTION 1.3.      Methodology for Calculations.

(a)           Except as otherwise expressly provided herein, any Transfer or proposed Transfer of a Common Stock Equivalent shall be treated as a Transfer or proposed Transfer of the shares of Common Stock into or for which such Common Stock Equivalent can be converted, exchanged or exercised.

(b)           Except as otherwise expressly provided in this Agreement, for purposes of calculating (i) the total number of Outstanding Capital Shares as of any date or (ii) the number of Outstanding Capital Shares owned by any Person hereunder as of any date, no Common Stock Equivalents shall be treated as having been converted, exchanged or exercised.

(c)           In the event of any stock split, stock dividend, reverse stock split, any combination of Equity Securities or any similar event, with respect to all references in this Agreement to a Stockholder or Stockholders holding a number of Outstanding Capital Shares, the applicable amount shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any combination of the Equity Securities or similar event.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board.

(a)           Board Composition. The total number of Directors constituting the full Board shall initially be nine (9). The initial composition of the Board shall be as follows:

(i)            eight (8) Directors designated by the holders of Common Stock entitled to vote in the election of Directors, as a group, who initially shall be Axel André,

Bradley O. Harris, Kenneth H. Stewart, Aimee R. DeCamillo, Michael Wells, Mark FitzPatrick, James Turner and Adrian Parkes; and

(ii)           the CEO, who initially shall be Michael Falcon.

(b)           Observer Right. Subject to Section 2.1(c), for so long as Kate Investor (together with its Permitted Transferees) beneficially owns in the aggregate a number of Outstanding Capital Shares representing at least eight percent (8%) of the number of Outstanding Capital Shares on a fully diluted basis, Kate Investor shall have the right to designate one (1) individual (such designee or its replacement pursuant to this Article II, as applicable, the “Kate Observer”) to attend in person or join telephonically all meetings of the Board and the audit committee and risk committee thereof in a non-voting, observer capacity. The Kate Observer shall be given notice of all meetings of the Board, including all audit committee and risk committee meetings, in substantially the same manner and at substantially the same time as notice is sent to the members of the Board or such committee, as the case may be, and shall receive a copy of all notices, agendas and other material information distributed to all the members of the Board or such committee in substantially the same manner and at substantially the same time as sent to the members of the Board or such committee, as the case may be; provided, however, that such Kate Observer shall enter into a mutually acceptable customary confidentiality agreement with the Company with respect to all information so provided; provided further, that the Company reserves the right to withhold any information and to exclude any Kate Observer from the applicable portion of a meeting if the Company’s general counsel determines in good faith that access to such information or attendance at such portion of the meeting would reasonably be expected to result in (A) a loss of an attorney-client privilege or attorney work product protection, (B) disclosure of trade secrets or competitively sensitive information relating to the Company’s or a Company Subsidiary’s business, or (C) a conflict of interest (including information or meetings with respect to any action to be taken, or any determination to be made, by the Board or a committee thereof regarding any dispute with Kate Investor (or any of its Permitted Transferees or Affiliates)); provided, further, that, with respect to clauses (A)-(C), the Company uses reasonable efforts, and cooperates in good faith with Kate Investor, to develop and implement reasonable alternative arrangements to provide Kate Investor with the intended benefits of this Section 2.1(b). Upon Kate Investor (together with its Permitted Transferees) ceasing to beneficially own in the aggregate a number of Outstanding Capital Shares representing at least eight percent (8%) of the number of Outstanding Capital Shares on a fully diluted basis, the Kate Observer shall immediately cease attending meetings of the Board and the audit committee and risk committee thereof, and all rights of Kate Investor and obligations of the Company and the Stockholders, in each case with respect to any Kate Observer pursuant to this Article II, shall terminate.

(c)             Objection to Kate Observer. Notwithstanding the provisions of this Article II, Kate Investor shall not be entitled to designate a Kate Observer pursuant to Section 2.1(b) in the event that the Board reasonably determines that (i) such designation would cause the Company to not be in compliance with applicable Law, (ii) such designee is a director, officer, employee or Affiliate of, or an equityholder (directly or indirectly) of more than 5% of the ownership interests in, a Competitor of the Company and (iii) such designee comports himself of herself in a manner inconsistent with the reasonable standards of conduct imposed on all members of the Board. In any such case described in clause (i), (ii) or (iii) of the immediately preceding sentence, Kate Investor shall withdraw the designation of such proposed designee and, subject to Section 2.1(b), shall be permitted to designate a replacement therefor (which replacement designee shall also be subject to the requirements of this Section 2.1(c)).

SECTION 2.2.      Removal. Upon the written request of a majority-in-interest of the holders of Common Stock with respect to a Director designated by the holders of Common Stock, each Stockholder shall vote, or act by written consent with respect to, all Equity Securities beneficially owned by it that are entitled to vote in the election of Directors, and shall otherwise take or cause to be taken all actions necessary, to remove any Director designated by the holders of Common Stock pursuant to Section 2.1 and to elect any replacement Director designated.

SECTION 2.3.      Voting. Subject to applicable Law, each of the Stockholders agrees to vote, or act by written consent with respect to, any Equity Securities beneficially owned by it that are entitled to vote in the election of Directors, at each annual or special meeting of stockholders of the Company at which Directors are to be elected, or to take all actions by written consent in lieu of any such meeting as are necessary, to cause any Directors designated in accordance with Section 2.1 to be elected to the Board. At each meeting of the stockholders of the Company and at every postponement or adjournment thereof, Kate Investor and its Permitted Transferees shall take such action (including by written consent) as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by such Person and entitled to vote at such meeting of stockholders of the Company are voted (i) in favor of each director nominated and recommended by the Board for election at any such meeting and (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election. Kate Investor agrees to cause each share of Common Stock beneficially owned by it or its Permitted Transferees to be present in person or represented by proxy at all meetings (whether annual or special) of stockholders of the Company, so that all such shares of Common Stock shall be counted as present for determining the presence of a quorum at such meetings.

SECTION 2.4.      Consent Rights. In addition to any vote or consent of the Board or the Stockholders required by applicable Law, the Certificate of Incorporation or the By-Laws, and notwithstanding anything to the contrary in this Agreement (but subject to Section 2.6), for so long as Kate Investor (together with its Permitted Transferees) beneficially owns at least five percent (5%) of the Outstanding Capital Shares, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, take any of the following actions (or enter into any agreement or contract to take any of the following actions), without the prior written consent of Kate Investor:

(a)             amend or otherwise modify any provision of the Certificate of Incorporation or the By-Laws (whether by amendment, or through merger, recapitalization, consolidation or otherwise) in a manner that adversely and disproportionately affects Kate Investor or its Permitted Transferees;

(b)             enter into any transaction or arrangement between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries (and such Affiliate is not otherwise a Subsidiary of the Company), on the other hand, other than any transaction or arrangement that is on terms that are not materially less favorable to the

Company or such Subsidiary than those that would have been obtained in a comparable transaction entered into with an unaffiliated third party that are reasonably determined to be on an arms’-length basis; provided that this Section 2.4(b) shall not apply to (1) the entering into, maintaining or performance of instruments or agreements related to or in connection with an IPO that are customary in form and substance with similar instruments or agreements entered into in connection with SEC-registered initial public offerings of U.S.-based subsidiaries by non-U.S. parent companies, and that are either (A) continuations or extensions of, or immaterial modifications to, existing instruments or agreements in effect on the date of this Agreement or (B) new instruments or agreements entered into on terms that are fair and reasonable to the Company and its Subsidiaries in all material respects, (2) the entering into, maintaining or performance of any customary transition services agreement related to or in connection with an IPO as long as the charges for any service thereunder will not be any higher than a cost plus 5% basis or (3) the transactions set forth on Schedule 2.4;

(c)             make any payments (including in respect of existing debt or equity (other than Common Stock dividends in which Kate Investor and its Permitted Transferees participate on a pro rata basis)) to any Affiliate of the Company (other than the Company or any of its Subsidiaries), other than any payment that (x) is on terms that are not materially less favorable to the Company or such Subsidiary than those that would have been obtained for a comparable payment to an unaffiliated third party that are reasonably determined to be on an arms’-length basis; provided that this Section 2.4(c) shall not apply to (1) payments under any instruments or agreements related to or in connection with an IPO that are customary in form and substance with similar instruments or agreements entered into in connection with SEC-registered initial public offerings of U.S.-based subsidiaries by non-U.S. parent companies, and that are either (A) continuations or extensions of, or immaterial modifications to, existing instruments or agreements in effect on the date of this Agreement or (B) new instruments or agreements entered into on terms that are fair and reasonable to the Company and its Subsidiaries in all material respects, (2) payments under any customary transition services agreement related to or in connection with an IPO as long as the charges for any service thereunder will not be any higher than a cost plus 5% basis or (3) the payments set forth on Schedule 2.4; provided, further, that in no event shall consent from Kate Investor be required under both Section 2.4(b) and this Section 2.4(c).

(d)             issue any new class of securities, recapitalize or effect any similar event unless all holders of Common Stock are affected equally on a pro rata basis;

(e)             issue any shares of Class B Common Stock or securities convertible into or exercisable or exchangeable for shares of Class B Common Stock other than to Kate Investor or its Permitted Transferees;

(f)             enter into an agreement for or consummate a merger or other business combination in which any holders of Common Stock Equivalents receive any consideration that is not shared equally and on a pro rata basis with all holders of Common Stock; or

(g)             commence any plan of voluntary liquidation, dissolution or winding up of the Company or file any voluntary petition for bankruptcy, receivership or any similar proceeding for the Company or any Significant Subsidiary (as defined in the Debt Financing Documents).

SECTION 2.5.        Financial Information. The Company shall deliver or cause to be delivered the following information to Kate Investor for so long as it and its Permitted Transferees beneficially own in the aggregate at least five percent (5%) of the Outstanding Capital Shares:

(a)           Quarterly Reports. As soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for such quarterly period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto);

(b)           Annual Reports. As soon as available after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, and accompanied by the reports thereon of the Company’s independent auditors;

(c)           Other Requested Information. With reasonable promptness upon the reasonable request of Kate Investor, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under the Debt Financing Documents) with respect to the Company and each of its Subsidiaries as may be necessary (i) for Kate Investor or its Permitted Transferees to monitor its investment in the Company or (ii) to enable Kate Investor or its Permitted Transferees to comply with their respective reporting, regulatory or other legal requirements; provided, that notwithstanding the foregoing, the Company shall not be required to provide any such information if the Company reasonably determines in good faith, based on the advice of internal or outside counsel, that (A) such information is competitively sensitive information relating to the Company’s or any Company Subsidiary’s business or (B) providing such information (1) would reasonably be expected to result in a loss of an attorney-client privilege or a loss of attorney work product protection or (2) would violate any applicable Law; provided, further, that, with respect to clauses (A) and (B), the Company uses reasonable efforts, and cooperates in good faith with Kate Investor, to develop and implement reasonable alternative arrangements to provide Kate Investor with the intended benefits of this Section 2.5(c) to the fullest extent practicable under the circumstances.

SECTION 2.6. Termination of Rights Upon IPO. All rights and obligations of the Stockholders and the Company under this Article II shall terminate automatically upon the consummation of an IPO.

ARTICLE III

TRANSFERS

SECTION 3.1.      Restrictions on Transfer.

(a)           General. No Stockholder may Transfer any of its Equity Securities except in compliance with applicable federal (including the Securities Act) and state securities Laws and all applicable provisions of this Agreement. Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. Notwithstanding anything to the contrary in this Agreement, neither Kate Investor nor any of its Permitted Transferees may Transfer any Equity Securities to any Competitor (other than a Transfer (i) in a Tag-Along Transaction or (ii) in a Drag-Along Transaction).

(b)           Lock-Up. Notwithstanding anything to the contrary in this Agreement, prior to the fifth (5th) anniversary of the Closing Date, neither Kate Investor nor any of its Permitted Transferees may Transfer any Equity Securities to any Person (other than a Transfer (i) to a Permitted Transferee, (ii) in a Tag-Along Transaction, (iii) in a Drag-Along Transaction or (iv) to the Company or any of its Subsidiaries (including by way of surrender, repurchase or redemption) pursuant to this Agreement).

(c)           Conditions to Permitted Transfers. From and after the date of this Agreement, it shall be a condition precedent to any Transfer to any Person of any Equity Securities otherwise permitted under this Agreement (including any Transfer to a Permitted Transferee) that the Transferee (i) if not already party to this Agreement, become a party to this Agreement by executing and delivering a joinder agreement hereto, in form and substance reasonably acceptable to the Company, in which such Transferee agrees to be subject to all covenants and agreements of the Stockholder Transferring such Equity Securities under this Agreement and (ii) execute, in its capacity as a Stockholder, all other agreements in effect immediately prior to the consummation of the Transfer binding on the Company or Parent, on the one hand, and each Stockholder or its Permitted Transferees or Affiliates, in its capacity as a Stockholder, on the other hand. Such Transferee shall, upon satisfaction of such conditions to the reasonable satisfaction of the Company, and its acquisition of Equity Securities, be a Stockholder for all purposes under this Agreement.

(d)           Legends; Securities Law Compliance. In the event that the Equity Securities are represented by certificates, each certificate representing the Equity Securities owned by any Stockholder shall bear the following legends:

(i)            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED,

HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (X) (A) SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (B) THE HOLDER HEREOF SHALL, IF REQUESTED BY THE COMPANY, HAVE DELIVERED TO THE COMPANY AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SUCH ACT OR (C) A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, SHALL HAVE BEEN OBTAINED WITH RESPECT TO SUCH DISPOSITION AND (Y) SUCH DISPOSITION IS PURSUANT TO REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

(ii)           THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, VOTING AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF JULY 17, 2020 (AS IT MAY BE AMENDED), AMONG THE COMPANY AND THE OTHER PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE COMPANY.

In addition, certificates representing Equity Securities shall bear any legends required by applicable state Law. The requirement that the legends required by this Section 3.1(d) be placed upon certificates representing Equity Securities shall cease and terminate at such time as they are no longer required for purposes of applicable securities Law; provided that the Company may condition replacement of a certificate for a certificate not bearing such legends upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company. Prior to an IPO, neither Kate Investor nor any of its Permitted Transferees shall Transfer Equity Securities if such Transfer would result in the Company becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (or other similar provision of non-U. S. Law) as determined by the Company in its sole and absolute discretion.

(e)           Expiration Upon an IPO. The provisions of this Section 3.1 shall terminate upon the consummation of an IPO.

SECTION 3.2.      Right of First Refusal.

(a)           General. Subject to the terms and conditions of this Section 3.2, following the fifth (5th) anniversary of the Closing Date, the Company and Parent shall have a right of first refusal if any other Stockholder (each, a “ROFR Initiator”) proposes to Transfer to any Person any Equity Securities owned by it, other than (i) to Permitted Transferees, in the case of Kate Investor or its Permitted Transferees, or Affiliates, in the case of any other Stockholder, (ii) as a Tag-Along Participant pursuant to Section 3.3 or as a Dragged Stockholder pursuant to Section 3.4, (iii) to the Company or any of its Subsidiaries or Parent or (iv) in connection with an IPO as part of such registered offering (each such proposed Transfer, a “ROFR Proposed Transfer”).

(b)           ROFR Initiation Notice. Each time a ROFR Initiator proposes to make a ROFR Proposed Transfer of any Equity Securities owned by it (the “Transfer Shares”), the ROFR Initiator shall give a written notice (the “ROFR Initiator Notice”) to the Company and Parent, specifying the number of Transfer Shares and containing an irrevocable offer to Transfer the Transfer Shares to the Company or Parent (at the Company and Parent’s option) at the price, and upon the other material terms and conditions, specified in the ROFR Initiator Notice (the “Transfer Price”). The Transfer Price shall be equal to the price offered (the “Purchase Offer”) to the ROFR Initiator by a bona fide third-party offeror (the “Third-Party Offeror”), the identity of which shall be specified in the ROFR Initiator Notice. If the Purchase Offer is contained in a written proposal, a copy of such written proposal shall be provided with the ROFR Initiator Notice. The Company and Parent shall treat as confidential the ROFR Initiator Notice, the information contained therein and any written proposal provided in connection therewith.

(c)           Exercise of ROFR. Within thirty (30) Business Days after receipt of the ROFR Initiator Notice (the “ROFR Exercise Period”), the Company or Parent may exercise the right of first refusal under Section 3.2(a) by giving a written notice to the ROFR Initiator (a “ROFR Notice”), which notice shall specify that the Company or Parent, as applicable, wishes to purchase all (but not less than all) of the Transfer Shares for the Transfer Price. Any ROFR Notice shall upon delivery become binding on the Company or Parent, as applicable, and shall become irrevocable without the necessity of any acceptance thereof by the ROFR Initiator. The Company or Parent’s, as applicable, failure to timely deliver a valid ROFR Notice shall be deemed an election by such party not to purchase the Transfer Shares.

(d)           Closing of ROFR Purchase. The closing of any purchase of the Transfer Shares by the Company or Parent, as applicable, pursuant to this Section 3.2 shall be subject to receipt of applicable regulatory approvals, if any. Such closing shall be held at a location to be designated by the Company or Parent, as applicable, on a Business Day to be chosen by the Company or Parent, as applicable, which shall not be later than sixty (60) Business Days after the delivery of the ROFR Notice pursuant to Section 3.2(c) (or as promptly as practicable thereafter if regulatory approvals are required and not obtained prior to such date). Upon the consummation of the purchase by the Company or Parent, as applicable, of the Transfer Shares pursuant to this Section 3.2 and delivery by the ROFR Initiator of the duly endorsed certificate or certificates representing the Transfer Shares (which Transfer Shares shall be delivered free and clear of any liens or encumbrances other than those existing under applicable securities Laws and pursuant to this Agreement and the Registration Rights Agreement), together with a stock power duly executed in blank, the Company or Parent, as applicable, shall remit directly to the ROFR Initiator, by wire transfer of immediately available funds, the consideration for the Transfer Shares.

(e)           Permitted Sale to Third Party Offeror. If, at the end of the ROFR Exercise Period, neither the Company nor Parent has delivered to the ROFR Initiator an effective ROFR Notice, then the ROFR Initiator shall have sixty (60) Business Days after the expiration of the ROFR Exercise Period (or such longer period as may be required if regulatory approvals are required and not obtained prior to such date) during which to Transfer all (but not less than all) of the Transfer Shares to the Third-Party Offeror, at a price not lower than the Transfer Price and on terms no more favorable to the Third-Party Offeror in all material respects than those contained in the ROFR Initiator Notice (other than with respect to the addition of representations and warranties and corresponding indemnification protection). If, at the end of such sixty (60)-Business Day period (or such longer period as may be required if regulatory approvals are required and not obtained prior to such date), the ROFR Initiator has not completed the Transfer of the Transfer Shares to the Third-Party Offeror, the ROFR Initiator shall no longer be permitted to Transfer the Transfer Shares to the Third-Party Offeror or any other Person without again complying with the requirements of this Section 3.2; provided, however, that if the ROFR Initiator determines at any time within such sixty (60)-Business Day period that the Transfer of the Transfer Shares to the Third-Party Offeror at a price not lower than the Transfer Price and on terms no more favorable to the Third-Party Offeror in all material respects than those contained in the ROFR Initiator Notice (other than with respect to the addition of representations and warranties and corresponding indemnification protection) is impractical, the ROFR Initiator may terminate all attempts to Transfer the Transfer Shares and recommence the procedures described in this Section 3.2 prior to the expiration of such sixty (60)-Business Day period by delivering a written notice thereof to the Company and Parent.

(f)            Termination of ROFR. The rights set forth in this Section 3.2 shall terminate upon the consummation of an IPO.

SECTION 3.3. Tag-Along Right.

(a)           General. In the event of a proposed Transfer of Equity Securities by Parent (the “Transferring Stockholder”) to any Person (other than Transfers (i) to Affiliates, (ii) in connection with an IPO as a part of such registered offering or (iii) pursuant to a Drag-Along Transaction), each of Kate Investor and its Permitted Transferees (each, a “Tag-Along Participant”) shall have the right to participate in such proposed Transfer in the manner set forth in this Section 3.3 (a “Tag-Along Transaction”).

(b)           Required Tag-Along Notice. Prior to any such Transfer described in Section 3.3(a), the Transferring Stockholder shall deliver to the potential Tag-Along Participants and the Company written notice (the “Transfer Notice”), which notice shall state (i) the name of the proposed Transferee, (ii) the number and form of Equity Securities proposed to be Transferred (the “Tag-Along Securities”) (including a calculation of the number of shares of Common Stock underlying any Tag-Along Securities to the extent not shares of Common Stock), (iii) the proposed purchase price therefor, including a description of any non-cash consideration, and (iv) a summary of the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than thirty (30) days after delivery of the Transfer Notice).

(c)           Exercise of Tag-Along Right. The Tag-Along Participants may, subject to the limitations set forth in this Section 3.3(c), in the aggregate Transfer to the proposed Transferee identified in the Transfer Notice up to a percentage (the “Tag-Along Percentage”) of the Tag-Along Participants’ aggregate beneficial ownership of Equity Securities equal to the percentage of the Equity Securities beneficially owned by the Transferring Stockholder represented by the number of Tag-Along Securities set forth in the Transfer Notice by giving written notice (the “Tag-Along Acceptance Notice”) to the Transferring Stockholder and the Company (who shall forward such notice to the other Tag-Along Participants within two (2) Business Days of the Company’s receipt of such notice) within fifteen (15) Business Days after receipt of the Transfer Notice, stating that such Tag-Along Participant elects to exercise its tag-along right under this Section 3.3 and stating the maximum number of Equity Securities sought to be Transferred by such Tag-Along Participant; provided that in the event the Tag-Along Participants in the aggregate seek to sell more Equity Securities than are permitted by this Section 3.3(c) then the amount to be sold shall be allocated among the Tag-Along Participants on a pro rata basis based upon the number of Equity Securities beneficially owned by each or in such other manner as may be mutually agreed by the participating Tag-Along Participants. Each Tag-Along Participant shall be deemed to have waived its tag-along right hereunder if it fails to give the Tag-Along Acceptance Notice within the prescribed time period. The proposed Transferee of Tag-Along Securities will not be obligated to purchase a number of Equity Securities exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the additional Equity Securities sought to be Transferred by the Tag-Along Participants, the number of Equity Securities to be Transferred by the Transferring Stockholder shall be reduced to the Transferring Stockholder’s Pro Rata Portion and the number of Equity Securities to be Transferred by the Tag-Along Participants in the aggregate shall be reduced to the Tag-Along Participants’ aggregate Pro Rata Portion.

(d)           Delivery of Securities. A Tag-Along Participant, in exercising its tag-along right hereunder, shall deliver to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Tag-Along Securities to the Transferee certificates representing the Tag-Along Securities to be Transferred by such holder (free and clear of any liens or encumbrances other than those existing under applicable securities Laws and pursuant to this Agreement and the Registration Rights Agreement), duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds. The shares of Class B Common Stock held by Kate Investor or its Permitted Transferees subject to the Tag-Along Transaction shall convert into Class A Common Stock on a 1:1 basis immediately prior to such Tag-Along Transaction.

(e)           Consideration; Representations; No Liability. In connection with any Tag-Along Transaction, all Tag-Along Participants who participate in such transaction shall be obligated, if applicable, to vote (or consent in writing, as the case may be) all Equity Securities with voting rights held by them in favor of any Tag-Along Transaction and shall execute all documents, including a sale or purchase agreement, reasonably requested by the Company or the Transferring Stockholder containing the terms and conditions of the Tag-Along Transaction; provided that each Tag-Along Participant shall agree to make customary representations, and shall agree to customary covenants, indemnities and agreements so long as they are made severally and not jointly; provided, further, that (i) any general indemnity given by the Transferring Stockholder to the Transferee in connection with such sale that is applicable to liabilities not specific to the Transferring Stockholder, shall be apportioned among the Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred and shall not exceed such Stockholder’s net proceeds from the sale, (ii) any representation relating specifically to a Stockholder or its ownership of the Equity Securities to be Transferred shall be made only by such Stockholder and (iii) in no event shall any Tag-Along Participant be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of such Tag-Along

Participant or its Affiliates as a condition to participating in such Tag-Along Transaction. Each Tag-Along Participant and the Transferring Stockholder shall receive consideration in the same form and per share amount (on a per Common Stock equivalent basis) after deduction of such Stockholder’s proportionate share of the related expenses (to the extent such expenses are not borne by the Company or the Transferee); provided, however, that if the Transferring Stockholder is given an option as to the form and amount of consideration to be received, all Tag-Along Participants will be given the same option. The proposed closing of the Tag-Along Transaction may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required governmental approvals and other required third-party approvals and the Company and the Transferring Stockholders shall use their respective reasonable best efforts to obtain such approvals. The Transferring Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Tag-Along Transaction subject to this Section 3.3 and the terms and conditions thereof. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Tag-Along Transaction subject to this Section 3.3 except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.3. In addition, no Tag-Along Participant participating in a Tag-Along Transaction shall exercise any rights of appraisal or dissenters rights that such Tag-Along Participant may have (whether under applicable Law or otherwise) in connection with any proposed Tag-Along Transaction.

(f)            Fees and Expenses. The fees and expenses incurred in connection with a Tag-Along Transaction and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee, shall be shared by all Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred; provided that no such Tag-Along Participant shall be obligated to make any out-of-pocket expenditure in respect of such fees or expenses prior to the consummation of the such Tag-Along Transaction (excluding de minimis expenditures).

(g)           Satisfaction of Tag-Along Obligations After Sale. Notwithstanding the foregoing requirements of this Section 3.3, the Transferring Stockholder may satisfy its obligations under this Section 3.3 by proceeding with the Transfer of the Tag-Along Securities and, after the closing of such Transfer, acquiring (or causing the proposed Transferee to acquire) the Equity Securities that each electing Tag-Along Participant was otherwise entitled to sell under this Section 3.3 on the same terms and conditions as the Transfer by the Transferring Stockholder of such Tag-Along Securities (for the avoidance of doubt, including with respect to indemnification, but for the benefit of the Transferring Stockholder, such as to put each of the Transferring Stockholder and Tag-Along Participants in substantially the same position as if the sale had been made by the Tag-Along Participants directly to the Transferee).

(h)           Termination of Tag-Along Right. The rights set forth in this Section 3.3 shall terminate upon the consummation of an IPO.

SECTION 3.4.      Drag-Along Right.

(a)           General. If Parent (the “Exiting Stockholder”) proposes to Transfer all of its Outstanding Capital Shares to any Person in a transaction or series of transactions (other than Transfers (i) to Affiliates, (ii) in connection with an IPO as a part of such registered offering or (iii) pursuant to a Tag-Along Transaction), where such Outstanding Capital Shares held by the Exiting Stockholder constitutes more than fifty percent (50%) of the total number of Outstanding Capital Shares, then each other Stockholder (each, a “Dragged Stockholder”) shall be required to Transfer all of its Equity Securities in accordance with this Section 3.4 (a “Drag-Along Transaction”); provided that the proceeds and other rights received in respect of such Drag-Along Transaction shall be shared by all Dragged Stockholders and the Exiting Stockholder on a pro rata basis, based on the number of Outstanding Capital Shares Transferred by each Stockholder in such Drag-Along Transaction.

(b)           Terms of Drag-Along Transaction. The terms and conditions of such Drag-Along Transaction applicable to the Dragged Stockholders shall be the same as those upon which the Exiting Stockholder sells its Equity Securities in the Drag-Along Transaction. In connection with the Drag-Along Transaction, each Dragged Stockholder shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Exiting Stockholder, so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis, based on the consideration to be received by each Stockholder in such Drag-Along Transaction; provided, however, that (i) any general indemnity given by the Exiting Stockholder to the purchaser in connection with such sale that is applicable to liabilities not specific to the Exiting Stockholder shall be apportioned among the Dragged Stockholders and the Exiting Stockholder according to the consideration received by each Dragged Stockholder and the Exiting Stockholder in such Drag-Along Transaction and shall not (together with any other indemnities to be provided by such Stockholder in such Drag-Along Transaction, including those described in clause (ii) below) exceed such Stockholder’s net proceeds from the sale, (ii) any representation relating specifically to a Dragged Stockholder shall be made only by that Dragged Stockholder, and any indemnity given with respect to such representation shall be given only by such Dragged Stockholder and (iii) in no event shall any Dragged Stockholder be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Dragged Stockholder or its Affiliates.

(c)           Approval of Drag-Along Transaction. In connection with any Drag-Along Transaction proposed to be completed in accordance with this Agreement, each Dragged Stockholder shall be required to vote, if such a vote is required by this Agreement or otherwise, all of its Equity Securities entitled to vote on such Drag-Along Transaction in favor of such Drag-Along Transaction at any meeting of the Stockholders called to vote on or approve such Drag-Along Transaction or to consent in writing to such Drag-Along Transaction, to use its reasonable best efforts to cause any Directors designated by such Dragged Stockholder to vote in favor of such Drag-Along Transaction at any meeting of the Board called to vote on or approve such Drag-Along Transaction or to consent in writing to such Drag-Along Transaction and raise no objection thereto, and the Dragged Stockholders and the Company shall take all other actions necessary or reasonably required to cause, and shall not interfere with, the consummation of such Drag-Along Transaction on the terms and conditions proposed by the Exiting Stockholder, including executing, acknowledging and delivering customary consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, and filing applications, reports, returns and other documents or instruments with governmental authorities. Without limiting the foregoing, if the proposed Drag-Along Transaction is structured as a merger, consolidation or similar transaction, then each Stockholder shall vote or cause to be voted all Equity Securities that such Stockholder holds or with respect to which such Stockholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and shall waive any dissenter’s rights, appraisal rights or similar rights which such Stockholder may have in connection therewith.

(d)           Fees and Expenses. The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates, incurred in connection with a Drag-Along Transaction under this Section 3.4 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in such Drag-Along Transaction; provided, however, that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction consummated pursuant to this Section 3.4(d) (excluding de minimis expenditures).

(e)           Required Drag-Along Notice. The Exiting Stockholder shall provide written notice (the “Drag-Along Notice”) to each Dragged Stockholder of any proposed Drag-Along Transaction as soon as reasonably practicable following its exercise of the rights provided in Section 3.4(a). The Drag-Along Notice will include a summary of the material terms and conditions of the Drag-Along Transaction, including (i) the name and address of the proposed Transferee, (ii) the proposed amount and form of consideration and (iii) the proposed Transfer date, if known. Notwithstanding anything to the contrary in this Agreement, after the Drag-Along Notice has been provided by the Exiting Stockholder to the Dragged Stockholders pursuant to this Section 3.4(e) with respect to any proposed Drag-Along Transaction, no Dragged Stockholder may Transfer any of its Equity Securities to any Person (other than a Permitted Transferee), until the earlier of (x) the delivery of a withdrawal notice by the Exiting Stockholder pursuant to Section 3.4(h) and (y) the expiration of a one-hundred and eighty (180)-day period after the delivery of the Drag-Along Notice by the Exiting Stockholder, other than as part of such Drag-Along Transaction and in accordance with this Section 3.4.

(f)            Form of Consideration. If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received, all holders of Equity Securities will be given the same option on a per Common Stock equivalent basis.

(g)           Consummation of Drag-Along Transaction. At least five (5) Business Days prior to the consummation of the Drag-Along Transaction, each Dragged Stockholder shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing such Equity Securities held by such Dragged Stockholder to be sold, and a stock power duly executed in blank and limited power of attorney authorizing the Company to execute all transaction agreements contemplated by the terms of this Section 3.4. In the event that a Dragged Stockholder should fail to deliver such certificates, letters and documentation, the Company shall cause the books and records of the Company to show that such Equity Securities are bound by the provisions of this Section 3.4 and that such securities may be Transferred only to the purchaser in such Drag-Along Transaction in accordance with the terms of this Section 3.4. The shares of Class B Common Stock held by Kate Investor or its Permitted Transferees subject to the Drag-Along Transaction shall convert into Class A Common Stock on a 1:1 basis immediately prior to such Drag-Along Transaction. Upon the consummation of the Drag-Along Transaction, the acquiring Person shall remit directly to the Dragged Stockholder and the Exiting Stockholder, by wire transfer if available and if requested by the Dragged Stockholder or the Exiting Stockholder, as applicable, the consideration for the securities sold pursuant thereto.

(h)           No Liability. The Exiting Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.4 and the terms and conditions hereof. Promptly following a definitive decision not to pursue or consummate a Drag-Along Transaction for which the Exiting Stockholder has previously sent a Drag-Along Notice, the Exiting Stockholder shall notify the other Stockholders of such decision and the transfer restriction set forth in the last sentence of Section 3.4(e) shall expire upon the date of such withdrawal notice. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.4, except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.4.

(i)            Termination of Drag-Along Right. The rights set forth in this Section 3.4 shall terminate upon the consummation of an IPO.

SECTION 3.5. IPO Cooperation. Kate Investor acknowledges that the Company entered into the Investment Agreement, and the Company and Parent have entered this Agreement and the transactions contemplated hereby and thereby in anticipation of pursuing an IPO, the structure of which is yet to be determined. Kate Investor shall use its commercially reasonable efforts to cooperate with the Company in pursuing an IPO, shall provide any information reasonably requested by the Company in connection with any such transaction, and shall not take steps that would reasonably be expected to interfere with any such transaction. In the event that an IPO involving the Company and/or one or more of its Subsidiaries is effected other than through a listing of the Company, all of the Outstanding Capital Shares beneficially owned by Kate Investor and its Permitted Transferees shall be, and Kate Investor hereby consents and agrees to such Outstanding Capital Shares being, converted or rolled over into, or transferred or exchanged for, shares of the registrant in the IPO, such that, following such conversion, rollover, transfer or exchange, Kate Investor and its Permitted Transferees will have the same beneficial ownership and other rights in the IPO registrant as Kate Investor and its Permitted Transferees had in the Company and would have had in the resulting public company as if the Company were the issuer in such transaction (including, if the resulting public company does not own all of the businesses and assets of the Company and its Subsidiaries, Kate Investor and its Permitted Transferees retaining their respective economic interests in any such excluded businesses or assets). Kate Investor further acknowledges that between the date of this Agreement the consummation of an IPO, the Company and its Subsidiaries intend to incur third party indebtedness, the proceeds of which (in whole or in part) will be used to repay in full the term loan facility date November 7, 2019 between the Company, Prudential plc and Standard Chartered Bank, New York Branch.

ARTICLE IV

EQUITY PURCHASE RIGHTS

SECTION 4.1.      Equity Purchase Rights.

(a)           General. For so long as Kate Investor (together with its Permitted Transferees) (collectively, the “Preemptive Rights Recipients”) beneficially owns in the aggregate a number of Outstanding Capital Shares representing at least fifty percent (50%) of the number of Outstanding Capital Shares that it beneficially owned as of the Closing, the Preemptive Rights Recipients shall have the right to participate in any issuance of New Securities by the Company or any of its Subsidiaries, on the terms and subject to the conditions set forth in this Section 4.1. For the avoidance of doubt, the equity purchase right provided in this Section 4.1 shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion, exchange or exercise thereof.

(b)           Notice of Issuance and Exercise. The Company shall give the Preemptive Rights Recipients written notice at least fifteen (15) Business Days prior to the effective date of any issuance of New Securities described in Section 4.1(a) (an “Issuance Notice”), describing the New Securities proposed to be issued, the proposed cash price per share, including a description of any non-cash consideration, and a summary of the other material terms and conditions proposed for such issuance. Subject to the succeeding sentence, the Preemptive Rights Recipients shall have ten (10) Business Days after any Issuance Notice is delivered to notify the Company in writing that they will purchase their Pro Rata Portion (or any lesser portion thereof that the Preemptive Rights Recipients elect), at the cash price (provided that, in the event that any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value) and on the terms specified in such Issuance Notice. If the Preemptive Rights Recipients in the aggregate elect to purchase more than the Pro Rata Portion, then the aggregate amount of New Securities to be purchased by the Preemptive Rights Recipients shall be equal to such Pro Rata Portion, and such amount of New Securities shall be allocated among the Preemptive Rights Recipients electing to purchase such New Securities on a pro rata basis in accordance with their respective beneficial ownership of Outstanding Capital Shares or in such manner as they may mutually agree. A Preemptive Rights Recipient’s failure to give written notice prior to the expiration of the ten (10) Business Day period above shall be deemed an election not to purchase any New Securities. If the Preemptive Rights Recipients have delivered written notices covering in the aggregate less than all of the New Securities proposed to be issued under the Issuance Notice, then the Company or the applicable Subsidiary of the Company may issue, or permit to be issued, any New Securities that such Preemptive Rights Recipient was offered to purchase under this Section 4.1 but did not elect to purchase, at a price no less than and on terms no more favorable as specified in the Issuance Notice.

(c)           Closing of Issuance. The closing of any purchase by any Preemptive Rights Recipient shall be consummated concurrently with the consummation of the issuance described in the applicable Issuance Notice; provided, however, that the closing of any purchase by any Preemptive Rights Recipient may be extended beyond the closing of any issuance described in the applicable Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals, and the Company and the Stockholders shall use reasonable best efforts to obtain such approvals; provided, further, that nothing herein shall preclude New Securities from being issued in advance of the Company or the applicable Subsidiary of the Company satisfying its obligations to the Preemptive Rights Recipients under this Section 4.1 if the Board reasonably determines that it is in the best interests of the Company or such Subsidiary to do so, provided that any such outstanding obligations are satisfied as soon as reasonably practicable. Upon the issuance of any New Securities in accordance with this Section 4.1, the Company or the applicable Subsidiary of the Company shall deliver the New Securities in certificated form (if the Equity Securities are certificated), and the applicable Preemptive Rights Recipient shall deliver to the Company or the applicable Subsidiary of the Company the purchase price for the New Securities purchased by it by wire transfer of immediately available funds. The Company and the Preemptive Rights Recipients shall enter into such additional agreements as may be necessary or appropriate for the issuance of the New Securities.

SECTION 4.2.      Termination of Equity Purchase Rights. The rights set forth in Section 4.1 shall terminate upon the consummation of an IPO.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.      Certificate of Incorporation and By-Laws. The rights and obligations of the Stockholders with respect to the Company shall be determined pursuant to the DGCL, the Certificate of Incorporation, the By-Laws and this Agreement. To the extent that the rights or obligations of a Stockholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the DGCL, shall control.

SECTION 5.2.      Termination. This Agreement shall be effective at the Closing and shall continue until terminated by the mutual written consent of the Company and each of the Stockholders; provided that, to the extent any members of management of the Company are Stockholders, the consent of such members of management shall not be required for termination. The rights and obligations of a Stockholder under this Agreement shall automatically terminate at such time as such Stockholder no longer beneficially owns any Equity Securities; provided that nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement. Notwithstanding the foregoing, the obligations of a Stockholder under Section 5.3 shall survive for a period of two (2) years from the earlier to occur of (x) the date on which such Stockholder no longer beneficially owns any Equity Securities and (y) termination of this Agreement.

SECTION 5.3.      Confidentiality. Each Stockholder agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any Stockholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder, (iii) to the extent required by Law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent required to comply with its reporting, regulatory or other legal requirements, (v) to other Stockholders, (vi) to such Stockholder’s Representatives that in the reasonable judgment of such party need to know such Information or (vii) to any bona fide proposed Transferee to whom such proposed Transfer would be permitted in accordance with Section 3.1 or Section 3.2(e) in connection with a proposed Transfer of Equity Securities from such Stockholder, so long as such Transferee agrees to be bound by the provisions of this Section 5.3 as if a Stockholder; provided further that, in the case of clause (i), (ii) or (iii), such party shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable best efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available. Each Stockholder acknowledges that in its receipt of Information, it may have access to material, non-public information, and it is aware that state and federal Laws, including United States and foreign securities Laws, impose restrictions on the dissemination of such Information and trading in securities when in possession of such Information or from communicating such Information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to trade such securities. In addition, the parties acknowledge that Prudential plc is subject to applicable Law relating to the use and dissemination of inside information (including, as at the date of this Agreement, the EU’s Market Abuse Regulation (Regulation 596/2014)) and that in particular, financial information of the Company relevant to Prudential plc’s year end and interim results could constitute inside information and, in any event, must be treated with utmost confidentiality prior to Prudential plc announcing such results.

SECTION 5.4.      Amendments. Except as otherwise provided herein, no modification or amendment of any provision of this Agreement shall be effective without the consent of the Board; provided that this Agreement may not be amended in any manner adversely affecting the rights or obligations of any Stockholder or class of Stockholders, which does not, by its terms, adversely affect the rights or obligations of all similarly situated Stockholders or classes of Stockholders in a substantially similar manner, without the consent of such Stockholder or a majority-in-interest of such class of Stockholders. Notwithstanding the foregoing, for the avoidance of doubt, no consent of any Stockholder shall be required for the Company to update Schedule 1.1 as provided in this Agreement.

SECTION 5.5.      Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent permitted herein.

SECTION 5.6.      Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.6:

(a)           if to the Company, to:

Jackson Financial Inc.

1 Corporate Way
Lansing, MI 48951
USA

Attention:              Thomas Hyatte

E-mail:                   thomas.hyatte@jackson.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue

New York, New York 10022
USA

Attention:              Nicholas F. Potter

Andrew L. Bab

Email:                    nfpotter@debevoise.com
albab@debevoise.com

(b)           if to Parent, to:

Prudential (US Holdco 1) Limited

1 Angel Court

London EC2R 7AG

UK

Attention: Corporate Secretary, PUSH

Email: Secretariat@prudentialplc.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue

New York, New York 10022
USA

Attention:              Nicholas F. Potter

Andrew L. Bab

Email:                    nfpotter@debevoise.com
albab@debevoise.com

(c)           if to Kate Investor, to:

Athene Life Re Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM08
Bermuda

Attention:              Natasha Scotland Courcy

E-mail:                   ncourcy@athene.bm

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
USA

Attention:              Perry J. Shwachman

Jeremy C. Watson

E-mail:                   pshwachman@sidley.com

jcwatson@sidley.com

(d)        if to any other Stockholder, to the address of such other Stockholder as shown in the stock record book of the Company.

SECTION 5.7.      Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby in accordance with their terms and to otherwise carry out the intent of the parties hereunder.

SECTION 5.8.      Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein (or in the Investment Agreement or any other Transaction Agreement), this Agreement, together with the Investment Agreement and the other Transaction Agreements, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof.

SECTION 5.9.      Restrictions on Other Agreements. Following the date hereof, no Stockholder shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities (other than the Transaction Agreements or any agreement with Prudential plc or its Subsidiaries and Affiliates), to the extent that such agreement or arrangement would conflict with or violate any provision or term of this Agreement or otherwise be intended to circumvent the provisions set forth herein, except pursuant to the agreements specifically contemplated by the Investment Agreement and the Registration Rights Agreement.

SECTION 5.10.    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.11.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

(b)           Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 5.11(b).

SECTION 5.12.    Specific Performance. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, each non-breaching party may in its sole discretion apply to any court of Law or equity of competent jurisdiction for, and have the right to, specific performance and/or injunctive relief (without posting a bond or other security) in order to prevent any violation of the provisions of this Agreement and enforce specifically the terms and provisions hereof, and if any action should be brought in equity to enforce any of the provisions of this Agreement none of the parties hereto shall raise the defense that there is an adequate remedy at Law.

SECTION 5.13.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 5.14.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

SECTION 5.15.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof (other than any such Person serving as a Director and then solely to the extent in his or her capacity as such), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof (other than any such Person serving as a Director and then solely to the extent in his or her capacity as such) for any obligation of any Stockholder under this Agreement or under any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 5.16.    Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1.      Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants, solely with respect to itself, to each other and to the Company, as of the date such Stockholders becomes a party to this Agreement, as follows:

(a)           Organization; Authority. If the Stockholder is a corporation, then it is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. If the Stockholder is a partnership, trust or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)           Due Authorization; Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. If such Stockholder is a trust, no consent of any beneficiary is required for the foregoing.

(c)           Non-Contravention. The Stockholder is not a party to any agreement which is inconsistent with its obligations hereunder or the rights of any party hereunder or otherwise conflicts with the provisions hereof. The execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents or any agreement or other instrument to which it is a party.

(d)           Consents and Approvals. Other than pursuant to this Agreement, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Stockholder in connection with the execution, delivery and performance of this Agreement.

(e)           Investment Intent. At such time at which the Stockholder acquired the Equity Securities, (i) it acquired such Equity Securities for its own account with the intention of holding such securities for purposes of investment and (ii) it had no intention of selling such securities in a public distribution in violation of the federal securities Laws or any applicable state securities Laws.

(f)            Securities Law Matters. The Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)           Restriction on Resale. The Stockholder understands and acknowledges that its Equity Securities have not been registered for sale under any federal or state securities Law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.

(h)           Due Diligence. The Stockholder (i) has performed its own due diligence and business investigations with respect to the Company, (ii) is fully familiar with the nature of the investment in the Company, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Company and (iii) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of such Equity Securities and had access to such other information concerning the Company as it requested.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

JACKSON FINANCIAL INC.

By:
	Name:	Michael Falcon
	Title:	Chief Executive Officer and President

PRUDENTIAL (US HOLDCO 1) LIMITED

By:
Name:
Title:

ATHENE LIFE RE LTD.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

JACKSON FINANCIAL INC.

By:
Name:
Title:

PRUDENTIAL (US HOLDCO 1) LIMITED

By:
	Name:	Kieran Devlin
	Title:	Director

ATHENE LIFE RE LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

JACKSON FINANCIAL INC.

By:
Name:
Title:

PRUDENTIAL (US HOLDCO 1) LIMITED

By:
Name:
Title:

ATHENE LIFE RE LTD.

By:
	Name:	Adam Laing
	Title:	SVP, Chief Financial Officer

[Signature Page to Stockholders Agreement]

SCHEDULE 1.1

Competitors

1.     AIG

2.     Allianz

3.     Athene(1)

4.     AXA

5.     Brighthouse

6.     Delaware Life

7.     Fidelity & Guaranty Life

8.     Forethought Life

9.     Global Atlantic

10.  Great American

11.  Lincoln

12.  MassMutual

13.  Midland National

14.  Nationwide

15.  New York Life

16.  Ohio National

17.  Pacific Life

18.  Protective Life

19.  Security Benefit Life

20.  Symetra

21.  Transamerica

(1) Athene shall be considered a Competitor only with respect to Section 2.1(c) and not Section 3.1(a) of the Agreement.

SCHEDULE 2.4

Permitted Affiliate Transactions and Payments

1.              Payment by Jackson Finance LLC to Prudential plc in respect of $22,490,000 of accrued interest under the 4.498% surplus note due November 6, 2059 issued by Brooke Life Insurance Company to Prudential plc on November 6, 2019 in an aggregate principal amount of $2,000,000,000, as amended by the Assignment and Assumption Agreement, dated June 17, 2020.

2.              Payment by the Company to Prudential plc in respect of $4,775,312.50 of accrued interest under the $350 million term loan facility pursuant to the Term Loan Facility Agreement, dated as of November 7, 2019, among the Company, as borrower, Prudential plc, as guarantor, and Standard Chartered Bank, New York Branch, as lender, as amended and restated by the Supplemental Agreement, dated June 24, 2020.